As filed with the Securities and Exchange Commission on March 19, 1999
                                                     Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    ---------

                           SNYDER COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                              6903 Rockledge Drive
                                   15th Floor
                            Bethesda, Maryland 20817
                                 (301) 468-1010
                    (Address of Principal Executive Offices)

              1995 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN FOR
                    KEY EMPLOYEES OF R.A.B. ADVERTISING, INC.
                         AND CERTAIN OTHER INDIVIDUALS;
                  ARNOLD FORTUNA LAWNER & CABOT INC. INCENTIVE
                               STOCK OPTION PLAN;
            RESPONSE MARKETING GROUP, LLC OPTION PLAN FOR EMPLOYEES;
                                       AND
             CERTAIN AGREEMENTS RELATING TO THE GRANT OF OPTIONS TO
                   EMPLOYEES OF NATIONAL SALES SERVICES, INC.

                            (Full Title of the Plans)

                               A. Clayton Perfall
                              6903 Rockledge Drive
                                   15th Floor
                            Bethesda, Maryland 20817
                     (Name and Address of Agent For Service)

                                 (301) 468-1010
          (Telephone Number, Including Area Code, of Agent for Service)

                                    Copy to:
                             Norman D. Chirite, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000

                                  -------------

================================================================================



NYFS01...:\07\74807\0003\2139\FRMD298R.14D




                         CALCULATION OF REGISTRATION FEE
===================================================================================================================================
 Title Of Securities To Be Registered       Amount To Be         Proposed Maximum       Proposed Maximum          Amount Of
                                             Registered         Offering Price Per     Aggregate Offering      Registration Fee
                                                                     Share(1)                 Price
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share     539,912 (2)               $10.73              $5,793,255.70                  $1,610.25
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share      40,329 (3)               $7.70                $310,533.30                      $86.33
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share      70,980 (4)               $25.41              $1,803,601.80                    $501.40
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share      8,533 (5)                $0.10                  $853.30                         $0.24
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share      17,075 (6)               $0.01                  $170.75                         $0.05
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                                                    $2,199.00
===================================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based on the prices at which the options to purchase the shares of Company Common Stock may be exercised.

(2) Issuable pursuant to the 1995 Incentive and Nonqualified Stock Option Plan for Key Employees of R.A.B. Advertising Inc. and Certain Other Individuals.

(3) Issuable pursuant to the Arnold Fortuna Lawner & Cabot Inc. Incentive Stock Option Plan.

(4) Issuable pursuant to the Response Marketing Group, LLC Option Plan for Employees.

(5) Issuable pursuant to the option agreement between Response Marketing Group, LLC and Tatum CFO, LLP under the Response Marketing Group, LLC Option Plan for Employees.

(6) Issuable pursuant to the Non-Qualified Stock Option Agreement, between National Sales Services, Inc. and each of Alan Rizzi, Susan Lackey, Pat Beckmeyer, Bernard Findley, Lisa McGahren and Sherry Lopes-Wilson.

                                     EXPLANATORY NOTE


      This Registration Statement on Form S-8 is being filed to register 676,829 shares of common stock, par value $.001 per share ("Company Common Stock"), of Snyder Communications, Inc., a Delaware corporation (the "Company"), for issuance pursuant to options assumed by the Company in connection with certain acquisitions as set forth in Item 1 of this Registration Statement.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

(A) The 1995 Incentive and Nonqualified Stock Option Plan for Key Employees of R.A.B. Advertising Inc. and Certain Other Individuals.

            Pursuant to the Agreement and Plan of Merger, dated as of December 31, 1997 (the "BMT Merger Agreement"), the Company, Snyder G A Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("G A Acquisition"), and Blau Marketing Technologies, Inc., a Delaware corporation ("BMT"), G A Acquisition has been merged with and into BMT and BMT has become a wholly owned subsidiary of the Company (the "BMT Merger") as of January 29, 1998, the effective time of the BMT Merger (the "BMT Effective Time"). Pursuant to the BMT Merger Agreement, each option to purchase shares of common stock, $0.01 par value, of BMT (the "BMT Common Stock") outstanding at the BMT Effective Time (each, a "BMT Option") under BMT's 1995 Incentive and Nonqualified Stock Option Plan for Key Employees of R.A.B. Advertising Inc. and Certain Other Individuals (the "BMT Option Plan") will be exercisable upon the same terms and conditions as under such BMT Option (including term, exercisability and vesting schedule) for the same number of whole shares of Company Common Stock as the holder of such BMT Option would have been entitled to receive in the BMT Merger (whether or not vested or exercisable) had such holder exercised such BMT Option in full immediately prior to the BMT Effective Time for shares of BMT Common Stock, at a price per share of Company Common Stock equal to the per share exercise price for the shares of BMT Common Stock otherwise purchasable pursuant to such BMT Option divided by 0.764. The BMT Option Plan is filed as an exhibit to this Registration Statement.

(B)   The Arnold Fortuna Lawner & Cabot Inc. Incentive Stock Option Plan.

            Pursuant to the Agreement and Plan of Merger, dated as of March 25, 1998 (the "Arnold Merger Agreement"), among the Company, Snyder AR Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company ("AR Acquisition"), Arnold Communications, Inc., a Massachusetts corporation ("Arnold") and the voting stockholders of Arnold party thereto, AR Acquisition has been merged with and into Arnold and Arnold has become a wholly owned subsidiary of the Company (the "Arnold Merger") as of March 25, 1998, the effective time of the Arnold Merger (the "Arnold Effective Time"). Pursuant to the Arnold Merger Agreement, each option to purchase shares of common stock, no par value, of Arnold (the "Arnold Common Stock") outstanding at the Arnold Effective Time (each, an "Arnold Option") under the Arnold Fortuna Lawner & Cabot Inc. Incentive Stock Plan (the "Arnold Option Plan") will be exercisable upon the same terms and conditions as under such Arnold Option (including term, exercisability and vesting schedule) for the same number of whole shares of Company Common Stock as the holder of such Arnold Option would have been entitled to receive in the Arnold Merger (whether or not vested or exercisable) had such holder exercised such Arnold Option in full immediately prior to the Arnold Effective Time for shares of Arnold Common Stock, at a price per share of Company Common Stock equal to the per share exercise price for the shares of Arnold Common Stock otherwise purchasable pursuant to such Arnold Option divided by 39.749. The Arnold Option Plan is filed as an exhibit to this Registration Statement.

(C)   The Response Marketing Group, LLC Option Plan for Employees.

            Pursuant to the Agreement and Plan of Merger, dated October 1, 1998 (the "RMG Merger Agreement"), among the Company, Snyder RM Acquisition, LLC, a Georgia limited liability company and wholly owned subsidiary of the Company ("RMG Acquisition Sub"), Snyder RA Acquisition, LLC, a Georgia limited liability company and indirect wholly owned subsidiary of the Company ("Analytics Acquisition Sub"), Response Marketing Group, LLC, a Georgia limited liability company ("RMG"), Response Analytics, Inc., a Georgia corporation ("Analytics"), the members of RMG and the stockholders of Analytics (collectively, the "Equityholders"), RMG has been merged with and into RMG Acquisition Sub, and RMG has become a wholly owned subsidiary of the Company (the "RMG Merger") as of October 1, 1998, the effective time of the RMG Merger (the "RMG Effective Time"). Pursuant to the RMG Merger Agreement, each option to purchase membership interests in RMG (the "RMG Membership Interests") outstanding at the RMG Effective Time (each, an "RMG Option") under the Response Marketing Group, LLC Option Plan for Employees (the "RMG Option Plan") will be exercisable upon the same terms and conditions as under such RMG Option (including term, exercisability and vesting schedule) for the same number of whole shares of Company Common Stock as the holder of such RMG Option would have been entitled to receive in the RMG Merger (whether or not vested or exercisable) had such holder exercised such RMG Option in full for RMG Membership Interests immediately prior to the RMG Effective Time, at the price per share of Company Common Stock set forth on Schedule 4.6 attached thereto. The RMG Option Plan is filed as an exhibit to this Registration Statement.

(D)   The NSS Option Agreements

            Pursuant to the Agreement and Plan of Merger, dated November 24, 1998 (the "NSS Merger Agreement"), among the Company, Snyder N Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Acquisition"), National Sales Services, Inc., a Delaware corporation ("NSS") and Paul J. McMahon, the sole stockholder of NSS (the "Stockholder"), Acquisition has been merged with and into NSS, and NSS has become a wholly owned subsidiary of the Company (the "NSS Merger") as of November 24, 1998, the effective time of the NSS Merger (the "NSS Effective Time"). Pursuant to the NSS Merger Agreement, each option to purchase shares of common stock, $0.01 par value, of NSS (the "NSS Common Stock") outstanding at the Effective Time (each, an "NSS Option") under certain option agreements (the "NSS Option Agreements") will be exercisable upon the same terms and conditions as under such NSS Option (including term, exercisability and vesting schedule) for the same number of whole shares of Company Common Stock as the holder of such NSS Option would have been entitled to receive in the NSS Merger (whether or not vested or exercisable) had such holder exercised such NSS Option in full immediately prior to the NSS Effective Time for shares of NSS Common Stock, at a price per share of Company Common Stock equal to the per share exercise price for the shares of NSS Common Stock otherwise purchasable pursuant to such NSS Option divided by
294.54. The NSS Option Agreements are filed as an exhibit to this Registration Statement.

            The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.     Registrant Information and Employee Plan Annual Information.

            Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the BMT Option Plan, the Arnold Option Plan, the RMG Option Plan and the NSS Option Agreements, and the administrators of such option plans and agreements are available without charge by contacting:

                          Snyder Communications, Inc.
                       6903 Rockledge Drive, 15th Floor
                           Bethesda, Maryland 20817
                          Attention:  David B. Pauken
                                (301) 468-1010

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

            The following documents, heretofore filed by the Company with the Commission, are incorporated herein by reference and made a part hereof:

   (i) The Company's Registration Statement on Form S-3 (Registration No. 333-50929), as amended;

   (ii) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997;

   (iii) The Company's Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

   (iv) The Company's Current Reports on Form 8-K filed with the SEC on January 21, 1998, February 18, 1998, March 31, 1998, April 3, 1998 (filed, as amended, on May 15, 1998), May 5, 1998, May 20, 1998, May 21,
         1998, September 14, 1998 (filed, as amended, on November 13, 1998), September 25, 1998, November 27, 1998, November 30, 1998, March
         3, 1999 and March 19, 1999; and

   (v) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the SEC on September 9, 1996, including any amendment or report filed for the purposes of updating such description.

            All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

            Not Applicable.

Item 5.     Interests of Named Experts and Counsel.

            Not Applicable.

Item 6.     Indemnification of Directors and Officers.

            Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation is permitted to indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

            The Company's Bylaws provide that the Company shall indemnify, to the full extent and under the circumstances permitted by the DGCL in effect from time to time, any past, present or future director or officer, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent, or was serving in such capacities at another entity at the specific request of the Company, on the same conditions provided by the DGCL. The Company's Bylaws further provide that the Company shall indemnify any such person in any threatened, pending or completed action or suit by or on behalf of the Company under similar conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the Company. In addition, the Company's Bylaws provide that the Board of Directors may also grant indemnification to any individual other than an officer or director, as it may determine in its sole discretion.

            As permitted by Section 102(b)(7) of the DGCL the Company's Certificate of Incorporation contains a provision eliminating the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

            The Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 7.     Exemption from Registration Claimed.

            Not Applicable.

Item 8.     Exhibits.


 Exhibit
 Number                                            Description of Exhibit
                                                   ----------------------

   4.1       -    The Certificate of Incorporation of the Company, as amended, filed as an exhibit to the Company's Quarterly Report on Form
                  10-Q for the quarter ended March 31, 1998, and incorporated herein by this reference.

   4.2       -    The Bylaws of the Company, filed as Exhibit 3.2 to the
                  Company's Registration Statement on Form S-1, as amended
                  (Registration No. 333-7495), and incorporated herein by reference.

   4.3       -    Snyder Communications, Inc. 1996 Stock Incentive Plan, as
                  amended, filed as Exhibit 10.1 to the Company's Registration
                  Statement on Form S-1, as amended (Registration No.
                  333-33691), and incorporated herein by reference.

   4.4       -    1995 Incentive and Nonqualified Stock Option Plan for Key
                  Employees of R.A.B. Advertising, Inc. and Certain Other
                  Individuals.

   4.5       -    Arnold Fortuna Lawner & Cabot Inc. Incentive Stock Option
                  Plan.

   4.6       -    Response Marketing Group, LLC Option Plan for Employees.

   4.7(a)    -    Non-Qualified Stock Option Agreement, dated January 19, 1995, between National Sales Services, Inc. and Alan Rizzi.

   4.7(b)    -    Non-Qualified Stock Option Agreement, dated September 30,
                  1996, between National Sales Services, Inc. and Susan Lackey.

   4.7(c)    -    Non-Qualified Stock Option Agreement, dated March 21, 1997, between National Sales Services, Inc. and Susan Lackey.

   4.7(d)    -    Non-Qualified Stock Option Agreement, dated October 16, 1996, between National Sales Services, Inc. and Pat Beckmeyer.

   4.7(e)    -    Letter Agreement, dated April 2, 1998, between National Sales
                  Services, Inc. and Bernard Findley.

   4.7(f)    -    Non-Qualified Stock Option Agreement, dated July 20, 1998, between National Sales Services, Inc. and Lisa McGahren.

   4.7(g)    -    Non-Qualified Stock Option Agreement, dated July 20, 1998, between National Sales Services, Inc. and Sherry Lopes-Wilson.

   5.1       -    Opinion of Weil, Gotshal & Manges LLP.

   23.1      -    Consent of Arthur Andersen LLP, Independent Public
                  Accountants.

   23.2      -    Consent of Grant Thornton LLP, Independent Certified Public
                  Accountants.

   23.3      -    Consent of Price Waterhouse, Chartered Accountants and
                  Registered Auditors.

   23.4      -    Consent of Weil, Gotshal & Manges LLP (filed as part of
                  Exhibit 5.1 hereto).

Item 9.      Undertakings.

             (a)  The undersigned registrant hereby undertakes:

             (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) to reflect in the prospectus any facts or events
             arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) to include any material information with respect
             to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

             (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

             (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on this 19th day of March, 1999.

                                    SNYDER COMMUNICATIONS, INC.




                                    /s/ DANIEL M. SNYDER
                                    --------------------------------------------
                                    DANIEL M. SNYDER
                                    Chairman of the Board of Directors and
                                    Chief Executive Officer


             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Title                          Date
---------                         -----                          ----

/s/ DANIEL M. SNYDER              Chairman of the Board          March 19, 1999
--------------------
Daniel M. Snyder                  of Directors and Chief
                                  Executive Officer
/s/ MICHELE D. SNYDER             Vice Chairman, President,      March 19, 1999
---------------------
Michele D. Snyder                 Chief Operating Officer
                                  and Director

/s/ A. CLAYTON PERFALL            Chief Financial Officer        March 19, 1999
----------------------            and Director
A. Clayton Perfall

/s/ DAVID B. PAUKEN               Chief Accounting Officer       March 19, 1999
-------------------               and Secretary
David B. Pauken

/s/ MORTIMER B. ZUCKERMAN         Director                       March 19, 1999
-------------------------
Mortimer B. Zuckerman

/s/ FRED DRASNER                  Director                       March 19, 1999
----------------
Fred Drasner

/s/ PHILIP GUARASCIO              Director                       March 19, 1999
--------------------
Philip Guarascio

/s/ MARK E. JENNINGS              Director                       March 19, 1999
--------------------
Mark E. Jennings

                                 EXHIBIT INDEX
                                 -------------


 Exhibit
 Number                                     Description
 ------                                     -----------

   4.4       -    1995 Incentive and Nonqualified Stock Option Plan for Key
                  Employees of R.A.B. Advertising, Inc. and Certain Other
                  Individuals.

   4.5       -    Arnold Fortuna Lawner & Cabot Inc. Incentive Stock Option
                  Plan.

   4.6       -    Response Marketing Group, LLC Option Plan for Employees.

   4.7(a)    -    Non-Qualified Stock Option Agreement, dated January 19, 1995, between National Sales Services, Inc. and Alan Rizzi.

   4.7(b)    -    Non-Qualified Stock Option Agreement, dated September 30,
                  1996, between National Sales Services, Inc. and Susan Lackey.

   4.7(c)    -    Non-Qualified Stock Option Agreement, dated March 21, 1997, between National Sales Services, Inc. and Susan Lackey.

   4.7(d)    -    Non-Qualified Stock Option Agreement, dated October 16, 1996, between National Sales Services, Inc. and Pat Beckmeyer.

   4.7(e)    -    Letter Agreement, dated April 2, 1998, between National Sales
                  Services, Inc. and Bernard Findley.

   4.7(f)    -    Non-Qualified Stock Option Agreement, dated July 20, 1998, between National Sales Services, Inc. and Lisa McGahren.

   4.7(g)    -    Non-Qualified Stock Option Agreement, dated July 20, 1998, between National Sales Services, Inc. and Sherry Lopes-Wilson.

   5.1       -    Opinion of Weil, Gotshal & Manges LLP.

   23.1      -    Consent of Arthur Andersen LLP, Independent Public
                  Accountants.

   23.2      -    Consent of Grant Thornton LLP, Independent Certified Public
                  Accountants.

   23.3      -    Consent of Price Waterhouse, Chartered Accountants and
                  Registered Auditors.

   23.4      -    Consent of Weil, Gotshal & Manges LLP (filed as part of
                  Exhibit 5.1 hereto).